Exhibit 99.1

DENBURY RESOURCES INC.

P R E S S   R E L E A S E

Denbury Announces Two-For-One Stock Split

News Release

Released at 7:30 a.m. CDT

DALLAS – August 25, 2005 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that its Board of Directors has approved a two-for-one stock split of its common stock. The stock split is subject to stockholder approval of an amendment to the Company’s certificate of incorporation to split the stock and increase the number of authorized shares of common stock from 100 million shares to 250 million shares, to be voted upon at a special stockholders’ meeting tentatively scheduled for October 19, 2005 for stockholders of record as of September 6, 2005. The record date and stockholder meeting date are tentative until the Company’s definitive proxy statement is finalized and mailed to stockholders, which is expected to take place in early September. The Company will have approximately 115 million shares outstanding after the stock split.

Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company.  The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of carbon dioxide used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in onshore Louisiana.  The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices, including secondary and tertiary recovery operations.

This press release contains forward looking statements relating to the Company’s anticipated split of its common stock that is subject to uncertainties of external economic factors or changes in the public markets for oil and gas companies that could affect the timing and exact nature of the proposed stock split.

For further information contact:

DENBURY RESOURCES INC.

Gareth Roberts, President and CEO, 972-673-2000

Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000

www.denbury.com